UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2010

Commission File Number: 0-53150

NACEL ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	20-4315791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9375 E Shea Blvd., Suite 100 Phoenix, Arizona	85260
(Address of principal executive offices)	(Zip Code)

(602) 235-0355
(Registrant telephone including area code)

Check the appropriate item below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment no. 1 on Form 8-K hereby amends our report on Form 8-K dated April 14, 2010, which we filed with the Securities and Exchange Commission (“SEC”) on April 15, 2010 (the “Original Filing”). This Amendment is being filed for the purpose of (i) correcting the Commission File Number and (ii) including additional information not contained in the Original Filing advising of the date upon which a preliminary decision is expected to be announced with respect to the Company’s submission of a bid to deliver wind power.

Except for the foregoing, no other changes have been made to the Original Filing and this Amendment does not modify or update any other information in the Original Filing. Information not affected by the changes described above is unchanged and reflects the disclosures made at the time of the Original Filing. Accordingly, this Amendment should be read in conjunction with our filings made with the Securities and Exchange Commission subsequent to the date of the Original Filing.

Item 8.01 – Other Events.

On January 27, 2010, Arizona Public Service Co. (APS) issued a formal solicitation for new wind power generated from utility scale facilities of between 15 and 100 megawatts, located entirely within the borders of Arizona.

On April 14, 2010 NACEL Energy (the “Company”) submitted a comprehensive bid with the assistance of a tier-one wind turbine manufacturer to Arizona Public Service Co. (APS) for the supply of 19.5 megawatts of clean, renewable wind energy to be sourced from the Company’s Snowflake wind project located in Navajo County, Arizona.

A preliminary decision is expected to be announced by APS on June 4, 2010, regarding the utility’s request for proposals for the delivery of utility scale wind power.

The Company cautions that additional milestones remain to be undertaken and completed prior to any project commissioning (operations) at Snowflake. Such milestones include, without limitation, completion of a final interconnection agreement, obtaining a power purchase agreement and consummating turbine (debt) financing.

A copy of the press release pertaining to the foregoing is attached hereto as an exhibit.

Item 9.01 – Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NACEL ENERGY CORPORATION

Date: April 27, 2010	By: /s/ Mark Schaftlein
Mark Schaftlein, President